Exhibit 99.1

STAAR Surgical Q2 2020 Earnings Call Transcript

Date: August 5, 2020

CORPORATE PARTICIPANTS

Brian Moore, Vice President-Investor, Media Relations and Corporate Development, STAAR Surgical Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Patrick F. Williams, Chief Financial Officer, STAAR Surgical

OTHER PARTICIPANTS

Chris Cooley, Analyst, Stephens, Inc.

Anthony Petrone, Analyst, Jefferies LLC

Ryan Zimmerman, Analyst, BTIG LLC

Andrew Brackmann, Analyst, William Blair & Co. LLC

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

Cecilia Furlong, Analyst, Canaccord Genuity LLC

MANAGEMENT DISCUSSION SECTION

Operator

Good afternoon, ladies and gentlemen, and welcome to the STAAR Surgical Second Quarter 2020 Financial Results Conference Call and Webcast. At this time, all participants are in a listen-only mode. After the speakers' presentation, there will be a question-and-answer session. [Operator Instructions] And please be advised that today's conference is being recorded. [Operator Instructions]

I would now like to hand the conference over to your speaker today, Mr. Brian Moore and you may begin.

Brian Moore, Vice President-Investor, Media Relations and Corporate Development, STAAR Surgical Co.

Thank you, Christi, and good afternoon everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to discuss the company's financial results for the second quarter ended July 3, 2020. On the call today are Caren Mason, President and Chief Executive Officer and Patrick Williams, Chief Financial Officer. The press release of our second quarter results was issued just after 4:00 PM Eastern Time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs, and prospects.

These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release, as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

Exhibit 99.1

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share and sales in constant currency. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's press release. Following our prepared remarks, we will open the line to questions from publishing analysts. We ask analysts limit themselves to two initial questions, then re-queue with any follow-ups. We thank everyone in advance for their cooperation with this process. And with that, I would now like to turn the call over to Caren Mason, President and CEO of STAAR.

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you, Brian. Good afternoon everyone and thank you for joining us on today's call. Let me start by welcoming Patrick Williams. We are delighted to have him on board as our new Chief Financial Officer. Welcome also two our new board members, Dr. Gil Kliman and Tom Frinzi, who joined the board on June 1. I would also like to take this opportunity to express my sincere appreciation to the entire STAAR team for achieving strong results and demonstrating operating discipline during the pandemic.

The outlook we provided in May accurately assessed the market dynamics and STAAR's ability to perform well in the midst of a prolonged shutdown of elective surgeries in most of the global markets we serve. While refractive procedures were down significantly or came to a halt in April and May in much of North America, Europe, Latin America, India and the Middle East, continuing recovery and growth were recorded in Japan, Korea and China. In June, year-over-year ICL implant procedures recorded strong growth with units up 65% in Japan, 24% in Rest of Asia-Pacific, 17% in Germany, 15% in Distributor Markets in Europe, and 11% in Korea. The positive trending continues in July with China experiencing stronger than anticipated demand as the peak season began in earnest. While COVID-19 hotspots and government public health mandates may reoccur moving forward, we anticipate less business interruption and continued increased interest in our EVO ICL lens-based refractive solutions in Q3 and Q4. Our team is squarely focused on generating significant growth by supporting our surgeon partners as they restart their practices with patient recruiting programs, training and digital marketing.

As you know, China is the largest market in the world for refractive vision correction. The China peak implant season is underway and our team is pleased with the response by our surgeon partners in quickly moving to a digital platform of patient roadshows, engagement and education that is also supported by marketing and social media campaigns. In fact, one virtual EVO ICL roadshow campaign has the lofty goal of reaching 100 million visitors from 100 cities during Q3. Refractive surgeons are increasing their hours and anticipating strong double-digit growth in the summer months. We continue to believe that we will achieve a 20% share of the refractive procedure market in China by year-end.

We resumed production at our California manufacturing facilities on April 27 following a voluntary six week COVID-19 related pause. We have had a very successful restart that exceeded our expectations and anticipate that we will be able to meet the increased level of demand for both our Spheric and Toric EVO lenses through the remainder of 2020 and beyond. We are also moving forward once again with our plans to restart manufacturing in our Nidau, Switzerland facility in 2021, and we are continuing our work to ready our Lake Forest, California facility for manufacturing our EVO Viva presbyopic lenses.

Exhibit 99.1

With respect to our US clinical trial for our EVO family of myopia lenses, all 14 of our clinical trial sites resumed patient recruiting, screening and implants in mid-May after various periods of delay due to elective surgery mandated closures in Q2. Assuming no material change in the current operating environment, we anticipate that we will complete enrollment in the trial by the end of September. When we then consider the subsequent six month patient follow-up and time to prepare our data submission to the FDA, we believe we are on track for potential marketing approval and commercialization of EVO in the US in the second half of 2021. The US is the second largest market in the world for refractive vision correction and we very much look forward to bringing our game-changing EVO lens to US surgeons and their patients.

Turning to presbyopia, we are extremely pleased to now have CE Mark approval for our Extended Depth of Focus or EDOF presbyopia lens that is designed to correct near, intermediate, and distance vision. We are branding our innovative EDOF lens as EVO Viva. EVO Viva is a new treatment option for potential future consideration by the 1.7 billion people globally with presbyopia who want to get rid of their reading glasses or frequent replacement contact lenses. EVO Viva will initially target the tens of millions of eyes of opportunity for early presbyopes ages 45 to 55 in the 31 countries recognizing the CE Mark through a phased rollout beginning in Spain, Belgium and Germany.

We anticipate the first implants will occur in September following physician training and certification. Our aim with EVO Viva is to achieve high levels of patient satisfaction and true visual freedom. Commercialization of EVO Viva will be supported by consumer facing social media, supporting our See Young Again! and Rewind your Vision messaging. Also clinical papers have already been submitted for peer review and publication by our clinical trial surgeon principal investigators and medical monitor.

Looking ahead to the remainder of 2020, the impact on our sales related to COVID-19 appears to be lessening, particularly outside the US where STAAR generates more than 95% of its revenue. Globally, our ophthalmic customers also expressed to us that they have no desire to pause procedures again unless mandated to do so with many determined to work through the traditional summer holidays. Where hotspots do occur, we expect any pause in refractive vision correction procedures to be brief in duration and limited in scope.

With that said, the third quarter has historically been one of our strongest revenue quarters with China and other Asian countries leading the way. Our outlook for Q3 currently anticipates a sequential revenue increase of at least 20% from our Q2 results which would then result in year-over-year double digit growth for the quarter.

At this point, we expect fourth quarter revenue will be very similar to third quarter as high-volume seasonality tapers off in China but we see traditional seasonal increases in our other markets. It is my pleasure now to ask Patrick to report on our financial results. Patrick?

Patrick F. Williams - Chief Financial Officer, STAAR Surgical Co.

Thank you for the warm welcome Caren and good afternoon everyone. Total net sales for Q2 2020 were $35.2 million consistent with Q1 2020 net sales and down compared to the $39.7 million for Q2 2019. The year-over-year decline was associated with the various COVID related market closures Caren mentioned earlier.

Exhibit 99.1

In terms of product mix, ICL sales represented 87% of total company net sales for the Q2 of 2020 and Other Products represented 13% which is consistent with Q2 2019 results. Gross profit for Q2 2020 were $24.4 million or 69.4% of net sales as compared to gross profit of $24.8 million or 70.4% of net sales for Q1 2020 and $29.9 million or 75.4% of net sales for Q2 2019. The sequential decrease in gross margin for the quarter is primarily due to approximately $1 million in period expenses related to a voluntary six-week COVID-19 manufacturing pause that did conclude at the end of April, period costs associated with the manufacturing expansion projects and geographic sales mix. Compared to prior year results, the decrease was primarily attributable to geographic sales mix and the aforementioned manufacturing costs.

Moving into the second half of 2020, we would expect to see gross margin increase from here into the low 70% range as our production volume scale back up to support the higher anticipated sales for the second half. Now moving down the income statement, total operating expenses for Q2 2020 were $25.5 million, slightly down compared to $25.9 million for Q1 2020 and slightly up compared to Q2 2019 at $25.3 million as the company continued its cost containment measures related to nonessential variable costs while expanding programs designed to fuel growth and clinical excellence.

Taking a closer look at the components of operating expenses, G&A expense for Q2 2020 was $7.8 million compared to the $8 million for Q1 2020 and $7.5 million for Q2 2019. The decrease from prior quarter was due to a decrease in tax consulting costs and travel related expenses offset by higher head count and salary related expenses. The year-over-year is due to overall higher head count and salary related expenses, partially offset by a decrease in variable compensation and travel expenses. Moving into the second half of the year, we expect G&A expense to move up slightly going into the third quarter as we ramp-up some activities and then remain flat moving into Q4.Sales and marketing expense was $10.3 million for Q2 2020 compared to $11 million for Q1 2020 and $11.7 million for Q2 2019. The decrease from prior quarter and prior year was due to lower trade show expenses and travel expenses as a result of lower activities due to COVID, offset by an increase in advertising and promotional activities and salary related expenses. As we move into our seasonally busiest quarter and with many of our markets beginning to open up from the COVID shutdown, we will be ramping up our sales and marketing investments and expect to see absolute dollar expense levels very similar by quarter to what we did in Q3 and Q4 of 2019 respectively. Research and development expense was $7.3 million in Q2 2020 compared to$6.9 million for Q1 2020 and $6.1 million for Q2 2019. The increase in research and development expense was due to increased clinical expenses associated with our EVO clinical trial in the US and increased head count and salary related expenses, partially offset by lowering variable compensation and travel expense.

As a percent of sales, R&D has been running at approximately 20% of sales by quarter in the first half of 2020 and we would expect a similar percent of sales as we continue to enroll and follow up on our pivotal US EVO clinical trial. The operating loss in Q2 2020 was $1.1 million compared to a $1.1 million operating loss for Q1 of 2020 and an operating profit of $4.6 million for Q2 2019. Net loss for the second quarter of 2020 was $1.2 million or $0.03 per share compared to $134,000 or $0.00 loss per share in Q1 2020. And net income of $3.9 million or $0.08 per share for Q2 2019. On a non-GAAP basis, adjusted net income for Q2 2020 was $1.4 million or $0.03 per share compared to adjusted net income of $1.9 million or $0.04 per share for Q1 2020 and $6.5 million or $.014 per share for Q2 2019.

A table reconciling the GAAP information to the non-GAAP information is included in today's financial release. Turning now to our balance sheet, our cash and cash equivalents as of July 3, 2020 totaled $116.3 million, up $5.4 million compared to $110.9 million at the end of the first quarter 2020. The sequential increase was primarily attributable to proceeds from the exercise of stock options. Before we open the call to your questions, I would like to highlight several virtual investor meetings and conferences in the

Exhibit 99.1

coming weeks where I look forward to reengaging with many of you and meeting new investors. Caren and I look forward to participating in these events with you.

First up we will be conducting virtual investor meetings with BTIG next week on August 11, followed by the Virtual Canaccord Growth Conference on August 12. In the month of September, STAAR management is currently scheduled to participate in the Wells Fargo Healthcare, Morgan Stanley Healthcare, Sidoti & Company virtual conferences and the William Blair West Coast Virtual Field Trip. This concludes our prepared remarks.

Operator, we are now ready to take questions.

Questions and Answers

Operator: [Operator Instructions]

Okay our first question comes from the line of Chris Cooley

Chris Cooley, Analyst, Stephens, Inc.

Thank you. Good afternoon, and I appreciate you taking the call and Patrick welcome to STAAR. It's good to work with you again.

Patrick F. Williams, Chief Financial Officer, STAAR Surgical Co.

Thank you.

Chris Cooley Analyst, Stephens, Inc.

I guess for my –sure. I guess for my two, I was hoping you can maybe just provide us a little bit more detail about what gives you confidence in the expected sequential essentially 20-plus percent step up in growth when we think about the third quarter versus the second quarter, so you can get to – I'm sorry, 20% increase in sales, you get close to that double-digit growth rate in particular with China in showing kind of a 24% growth I believe there in terms of units. When I look at the prepared remarks and you mentioned obviously much stronger as you came in, in July. But maybe just put some additional color around that and what gives you that confidence in the 3Q step up? And then I've got one follow up

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Sure. Thanks, Chris. The confidence in the sequential growth is really built on multiple markets that either did not suffer greatly under COVID in terms of shutdown and/or have recovered very effectively since I would say early to mid-June. So as we've been looking at our July results, we're very excited about what's going on in Japan, in China, in Korea, in most of Europe, a lot of the rest of Asia Pacific. There are continued challenges with Middle East and Latin America and we expect them of course to come into recovery mode sometime. But in the near term, we are feeling very good about the real resurgence in July and the peak season in China has on several days hit implantation records. So as a result of that, we feel that a sequential growth of 20% which would equal double-digit growth over prior year which was record breaking for the company is looking very good.

Chris Cooley, Analyst, Stephens, Inc.

Okay, thank you for that. And just for my follow-up, as you talked to a little bit about in your prepared remarks with EVO Viva now launching in Spain, Belgium and Germany first but obviously marketable to all the countries that accept the CE Mark. Could you maybe just talk directionally about the margin structure there as those lenses will be manufactured of course in Lake Forest and Nidau coming back up

Exhibit 99.1

in early 2021 for the traditional EVO ICL. If I remember right that facility used to have higher margins in Monrovia. So, help us think about kind of the puts and takes there on the gross margin line as you ramp up for Viva and then get ready to start Nidau and of course Monrovia goes back to normal production levels. Thanks again.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Sure Chris, thank you for calling in. With regard to our EVO Viva, initial production will be out of Monrovia. Our cost per units will blend well with our current EVO lenses. And so we would expect our gross margins to be in line. In terms of the rollout, the staggered rollout is designed to provide us the opportunity not only to very effectively work with our surgeon partners to create excellent experience for patients and to manage patients expectations expertly, but also at the same time to also put out a pricing strategy that we believe, with strong gross margins, will give us a very nice profitability profile even ahead of the opening of Lake Forest in 2021.

Chris Cooley, Analyst, Stephens, Inc.

Thank you.

Operator: Our next question comes from the line of Anthony Petrone from Jefferies. Anthony, you may begin.

Anthony Petrone, Analyst, Jefferies LLC

Oh, hi. I apologize for that. I was on mute. Thank you for taking my questions and good afternoon. Caren, maybe a question on the trends in China, you mentioned 20% share by the end of the year. Maybe just to level set where you ended the quarter in terms of share in that market and then maybe more specifically, where you're seeing gains on the patient, and is it still mostly high myopes or are you seeing a fair amount of share gains also from moderate myopes?

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

So we definitely are seeing share gains from moderate myopes. In order to get to 20%, you really have to be going down the diopter curve, because the percentage of very high myopes is about 10% of the total. And we're somewhere depending upon -we don't have a really good grasp of what the total refractive procedure market is in China right now only because of the fact that we know there was some reduction for several weeks. So we have a pretty good idea, but we know we're somewhere in the 18% range, so we know we can get to 20% by year end, in the trailing 12 months we're probably there.

Anthony Petrone, Analyst, Jefferies LLC

Right. And yeah, that's helpful. And then my follow-up would be and I'll get back in queue, is just as we look at the US progression you mentioned second half of 2021 potential launch, how do you see that roll out progressing within the first three years? Should we be thinking a similar ramp as China post AIER or a more moderate ramp just consider that it's a bit more fragmented? Thanks.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Right. So you pointed out the difference in that –in the US market we have mostly smaller clinical practices or chains rather than the very large practices like AIER and hospitals like AIER both public and private in China. However, we've been doing a lot of work in these last several weeks. We actually implemented a program called refractive restart, which I'll report on next quarter as we finish this program over the next couple of months. This program in the United States offered to many surgeon practices who would become strategic partners or already were, the opportunity to benefit their patients with a lens that is

Exhibit 99.1

sold to them at no cost. So that the surgeons could then provide their patients with an opportunity to get visual freedom at an important discount. So the surgeon was also able to improve their business results and we are up when you add lenses we sold to lenses given away, we're up 65% through this promotion up till now. So we believe that this excellence, especially when we add the feature of EVO without peripheral iridotomy required, we believe that we will have a very quick ramp-up in the United States, maybe not at the extraordinary levels when you have such a big provider like AIER as a major initiator, then I believe that many of the key KOLs in the United States are going to aggressively promote and aggressively and happily implant these lenses in many more patients.

Anthony Petrone, Analyst, Jefferies LLCQ

Thanks again. I'll get back in queue.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Thanks, Anthony.

Anthony Petrone, Analyst, Jefferies LLC

Thank you

Operator: Our next question comes from the line of Ryan Zimmerman.

Ryan Zimmerman, Analyst, BTIG LLC

Thank you. Do you hear me okay?

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.
Yes. Hi, Ryan.

Ryan Zimmerman, Analyst, BTIG LLC

Hi. Thank you, Caren. Patrick, welcome. Couple questions for me, just to follow up on the China commentary, Caren, I'm just trying to reconcile some of the comments that I think in the early part of your script you called out that China was continuing to recover –its recovery and growth. But just based on the filings, I think it was down about 4% in terms of revenue for the quarter. So can you just help me understand kind of when that inflection occurred, late in the quarter it seems like? And then just backing into the… given the math, ASPs were down a little bit on the unit, and so I'm just curious if you could comment on the trends for ASP expectations over the balance of the rest of the year as you move into more moderate and low myopes that may compete with LASIK and then I have a follow-up. Thank you.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Okay. So, we actually were up 6% in units in Q2 in China, but we definitely had way more lower diopters competing with laser vision correction procedures. We actually we had to make for the first time -1s for China. There's so much interest in getting rid of glasses and contact lenses. Literally the waiting rooms and the lines into the hospitals go outside and around the building, so there's tremendous interest. And in comparison though to last year, you may remember that we had another big spike in demand last year in China. And as a result, we did sell more inventory in Q2 to prepare for Q3. So even though China picked up very, very well in the back half of Q2, we still have a comparator to prior year, where Q2 was very large. And so as a result of that, the good news is this year in Q3 we hit a record in July in terms of the quarter. And what we see going forward is that we'll continue in through August. And so our confidence in China is strong. We do see mix being an important actual predictor of ASP, but we see ASP impact of less than

Exhibit 99.1

4% for our entire product line, even though we're moving down quite aggressively the diopter curve to lower spherical price points.

Ryan Zimmerman, Analyst, BTIG LLC

Okay. That's very helpful. And then I want to ask a question on the trial in the US, enrollment wrapping up by the end of September, six months or so to get everything together. Why –it seems like a very rapid turnaround with the agency and I guess what's your confidence there that you can hit that at the back end of 2021 in terms of getting that product not only approved but then as you said commercially available by the end of 2021? Thank you for taking the questions.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

You're welcome. So we really had exceptional meetings with the FDA when we got the IDE approved. We clearly understand what the primary endpoints are that we need to achieve. We are in a safety study, not an efficacy study and we need to meet the safety priority points we're certain. And if we do that, we believe that what is left for discussion, if we have a clean outcome, would be on a relative basis quick in terms of which would normally have if you were, for example, trying to bring a product into the US market, maybe you have 100 implants, you don't have an effectiveness record to speak of, and you have a lot that has to be proven. So, on a relative basis, one of the reasons, and we're grateful to the FDA that we have a shortened timeframe, is because you know immediately whether we're meeting these safety endpoints. So that gives us confidence with all the excellent discussion we've had that we should have a true standard meeting –100-day meeting and then hopefully really good follow-up and approval there

Ryan Zimmerman, Analyst, BTIG LLC

Okay. Thanks for taking the question.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you very much

Operator: Our next question comes from the line of Brian Weinstein.

Andrew Brackmann, Analyst, William Blair & Co. LLCQ

Hi, Caren. Hi, Patrick. Hi, Brian. This is Andrew on for Brian. Maybe if I could…

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Hi, Andrew.

Andrew Brackmann, Analyst, William Blair & Co. LLC

start asking a question on sort of the funnel their signing of new partners and how if at all these conversations may have been impacted by the current COVID environment. Have you seen any sort of acceleration of activity with those partnerships given your growing share here?

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

What's really been heartening and I think a great testament to the partnerships is that we have not been asked to modify agreements. I mean, there had been a chain situation here and there where we've made adjustments along the way. But just about everything we're doing is on track, on schedule, renegotiations that are built on growth not built on lack thereof. And so, overall, the funnel of partnerships goes up as we build more and more new partners around the world. And really, from COVID-19, we have not seen renaissance to hedge or to be fearful about volume commitments. It's clear that based on the constant

Exhibit 99.1

and open dialogue with our business partners, of course, the surgeons themselves that we would work with them effectively. And we have in certain markets, like I mentioned the US and in Spain, where we have a program for first line workers in markets around the world, we also support in other ways. And so, those partnerships continue on with that kind of strong emphasis.

Andrew Brackmann, Analyst, William Blair & Co. LLC

That's great. Thanks for that color. And then, I guess, Patrick, maybe one for you recognizing that you're still pretty fresh in the chair. But I mean, obviously, Caren, Deborah and sort of the whole team there put together a really nice strategy over the last several years. But I guess maybe from your perspective, could you talk about some of the areas of investment that you might have identified early on in areas where you could really accelerate growth or press down more fully on that strategy?

Patrick F. Williams, Chief Financial Officer, STAAR Surgical Co.

Yeah. So, I think it's probably a little early for me to put my neck out there too far at this point, but I would say that what's really exciting to me is the overall size of this market and our best-in-class product and procedure that I believe has a real good opportunity. So, I think anything that we can do to help commercialize this product as we move forward both with EVO Viva in Europe and then certainly with the clinical trial with EVO USA. I think those are kind of the areas that we would certainly focus on as a company which is very consistent to where the company has been talking about with you guys on Wall Street for some time, but I'm super excited to be here.

Andrew Brackmann, Analyst, William Blair & Co. LLC

Great. Thanks for taking the question.

Operator: Our next question comes from the line of Bruce Jackson.

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

Hi. Good afternoon.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Hi, Bruce.

Patrick F. Williams, Chief Financial Officer, STAAR Surgical Co.

Hello.

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

So, looking at the Viva rollout in Europe, so you spoke about focusing on patient satisfaction and having a controlled rollout. Maybe you can give us a little bit more perspective on how that might look in terms of the trajectory over the next couple of quarters and what are some of the things that you're doing specifically with the practices in terms of like training, patient selection, things like that. And at what point do you think you can throw the gates open to the entire market?

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

So, at this point in time, we're finalizing all of the criteria, the marketing materials, the patient questionnaires both pre and post implantation. We are building on the success of the two clinical trials that we've had. The results of both of those trials will be published, we believe, in the next 30 days. And taking what we've learned then adding with the initial surgeons, their experience, we will build what we believe will be a very strong playbook for 45-year-old to 55-year-old patients seeking visual freedom with

Exhibit 99.1

our EVO Viva lens by, I would say, the end of first quarter of 2021 so that we would most likely be opening this market completely by midyear next year. So that's our goal. It’s very prudent with this extraordinary lens to do this very effectively. No one can tell us better than the surgeons and the patients on a much bigger scale over the next several months how this lens best place the neural adaptation and the opportunities over time. So, we are very excited and we're very ready to go, but we're going to do this the right way and then open the doors.

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

Okay. That's great. And then longer-term, could you potentially then get in a situation where you would add in, for example, direct consumer advertising on top of your standard marketing campaigns?

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

We actually are doing direct-to-consumer advertising in many markets around the world. We're actually have been out so often because it's hard to do channel checks or get recognition of what we're really doing around the world. So, we are preparing a streaming video that we will be releasing in the coming months that will show everyone what we're doing in markets around the world with regard to consumer marketing. This is everything from some exciting testimonials, from celebrities in multiple markets to extraordinary campaigns on very large outdoor venues whether they'd transportation venues or sporting venues, et cetera. So, we're doing quite a lot of that right now, and we'll be expanding that over time. And I think, of course, when we bring EVO to the US, then you'll be able to see it front and center here in the United States. And frankly, we can't wait.

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

Okay. That's great. Thank you for taking my questions.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you, Bruce.

Operator: Our last question comes from the line of Cecilia Furlong.

Cecilia Furlong, Analyst, Canaccord Genuity LLC

Hey. Thanks for taking our questions. Caren, I wanted to ask –just hear your perspective on your consumer outreach and marketing campaign in China just over the past few months, the impact that's been able to have just given COVID and being able to perhaps target patients more directly. But then also just as you're thinking about China through Q3 and Q4, but just the potential impact of COVID on your busy season and any kind of year-over-year changes either due to backlog of patients or different just situations for patients. I guess I'd just like your thoughts on that.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Sure. So, in China, we're in this very enviable position that our strategic partnerships, the agreements that we signed, and the work that we're doing together with everything from small clinics to our very largest hospitals both public and private, and AIER as well, is in partnership. And so, as a result of that, that 100 million of participants in social consumer outreach in 100 cities, that is one of our partners doing extraordinary work because they have a very high desire to increase the number of refractive procedures with ICL, with EVO. That is mirrored in a number of facilities and a number of clinics. But what is really interesting is that the majority of what we're seeing is being done and produced by the doctors, the marketing departments themselves always in coordination, but they are doing more and more themselves. We have in our video library here at STAAR at over 100 videos of doctors who have done

Exhibit 99.1

outreach about the enthusiasm of EVO. We have one very famous hospital, I don't want to embarrass, where all the doctors did a music video playing instruments and dancing to their enthusiasm about EVO to appeal to their patients. We also have our retail clinic partner who now has standing-room only in a very large Shanghai mall and in multiple other locations. And so, there's a lot of consumer outreach that social media, that's kiosk related, special event related, but we're talking about millions of touches each and every week. So, it's quite expansive. With regard to COVID-19 in China, what we are seeing right now is China is very well-controlled. If there are any outbreaks in certain areas, they are quickly got into, and there has been at this point in time since busy season began no disruption in our business. And the amount of interest, literally, waiting rooms full, lines outside the door, there's just a tremendous enthusiasm for getting visual freedom in light of a pandemic. There is no doubt that there is more interest as a result of the challenges of contact lenses and glasses with masks, et cetera. So, in China, we're seeing I think some very excellent numbers at the beginning of busy season.

Cecilia Furlong, Analyst, Canaccord Genuity LLC

Great. Thank you, Caren. And I guess [indiscernible] (41:26) if I could just ask in Europe following EDOF approval, could you just speak to the initial interest generated off of the approval and just as you look going forward the impact you think it can have on your broad business and the potential to really accelerate EVO adoption overall.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Well, yes, I think having a EVO family of lenses definitely gives our surgeons the opportunity to expand from our typical 21-year-old to 40-year-old setting all the way to 55-year-old to 60-year-old should they choose to. It also gives our surgeons the opportunity if someone would come in prior to EVO Viva and really want to get rid of their reading glasses they might have to give up their natural crystal and lens earlier than necessary through refractive lens exchange. So there's a lot of enthusiasm about not having to make that suggestion by our initial surgeons. So, we see an uptick in individuals regardless of age. We're really interested in having full visual freedom. And we also believe that in the early months, it's going to be more about the quality of the experience than the number of lenses that are placed. It's really being able to track multiple different types of situations with individual's needs and lifestyles and desires, and then being able to package all of that very easily for the surgeons. So, the way we market, let's say, in the second quarter of next year will probably be very similar, but it will be much more specific in terms of recommendation. So, I think, overall, you're going to see a lot more volume, a lot more specificity aimed at the patient with much more confidence about what that outcome would look like. But all in all, we see volume going up, and we also won't make a situation where our patients may end up having an EVO lens in one eye that would be their dominate eye for distance and potentially a myopia lens in the other eye for reading. So there's also that combo that could potentially also occur in certain patients. So, at the end of the day, I think overall, the EVO family lens has becoming much bigger part of the business model for the refractive surgery.

Cecilia Furlong, Analyst, Canaccord Genuity LLC

Great. Thank you, Caren.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you, Cecilia. Appreciate your calling in.

Operator: There are no more questions.

Caren L. Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Exhibit 99.1

So, thank you for your participation on our call today. We look forward to speaking with many of you in the days and weeks ahead. We appreciate your interest and investment in STAAR Surgical. Please take good care. All the best to all of you. Thank you.

Operator: Ladies and gentlemen, this concludes today's conference call. Thank you for participating and you may now disconnect.

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